EXHIBIT 99.1

For Immediate Release

NEOLARA CORP. ANNOUNCES SIGNING OF NON-BINDING LETTER OF INTENT

FOR A POTENTIAL ACQUISITION IN AI-DRIVEN IMAGE RESTORATION

SAN VITO, COSTA RICA – July 3, 2026 – Neolara Corp. (the “Company” or “Neolara”) today announced that it has entered into a non-binding letter of intent (the “LOI”) dated July 1, 2026, with respect to a potential acquisition of a Hong Kong-based company (the “Target”) that specializes in AI-assisted photo restoration and digital image enhancement services.

The proposed transaction, if completed, would involve the acquisition of 100% of the issued and outstanding equity interests, or substantially all of the assets, of the Target. The LOI outlines a preliminary, non-binding indication of interest and serves as the basis for further due diligence and negotiations.

The consummation of any transaction remains subject to numerous conditions, including but not limited to:

•	the satisfactory completion of financial, legal, technical and other due diligence;
•	the negotiation and execution of a definitive acquisition agreement;
•	the receipt of all required corporate and regulatory approvals; and
•	the satisfaction of other customary closing conditions.

There can be no assurance that a definitive agreement will be entered into or that any transaction will be completed on the terms described above or at all. The Company does not intend to comment further on this matter unless and until a definitive agreement is executed or the negotiations are terminated.

About Neolara Corp.

Neolara Corp. is a development company specializing in construction services, including general contracting, design and consulting, turnkey construction, and related engineering services. The Company is headquartered in San Vito, Costa Rica. The proposed acquisition represents the Company’s initial step into the AI technology services sector as part of its broader strategic diversification initiative.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. These statements are based on current expectations and involve risks and uncertainties that could cause actual results to differ materially. Factors that could cause such differences include the ability to complete due diligence, negotiate definitive agreements, obtain necessary approvals, and other risks detailed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements except as required by law.

Investor Relations Contact:

Cao Wei, Chief Executive Officer

Neolara Corp.

+852 4427 8912

Corpneolara@outlook.com